Exhibit 10D
VF CORPORATION
AWARD CERTIFICATE
Performance-Based Restricted Stock Units (“PRSUs”) for
Three-Year Performance Cycle ___-___ under the
Mid-Term Incentive Plan
Target PRSUs Awarded:
To:                      (“Participant”)
I am pleased to advise you that you have been awarded the opportunity to earn from 0% to 200% of the number of Performance-Based Restricted Stock Units set forth above under VF Corporation’s Mid-Term Incentive Plan for the Performance Cycle commencing at the beginning of fiscal ______ and ending on the final day of VF Corporation’s ______ fiscal year under the terms and conditions set forth in the attached Appendix. The actual number of shares of VF Common Stock that you may receive at the end of the Performance Cycle will depend, among other things as described in the Appendix, on the level of achievement over the Performance Cycle of specified performance goals set by the Compensation Committee of the VF Board of Directors.

VF CORPORATION
By:
Eric C. Wiseman
Chairman, President and Chief Executive Officer

Dated:

VF CORPORATION
APPENDIX TO
PRSUs AWARD CERTIFICATE
Terms and Conditions Relating to
Performance-Based Restricted Stock Units (“PRSUs”)
1.	Opportunity to Earn PRSUs.
          Participant has been designated as having the opportunity to earn Performance-Based Restricted Stock Units (“PRSUs”) under VF Corporation’s (the “Company’s”) Mid-Term Incentive Plan, as amended (the “Mid-Term Plan”) for the three-year Performance Cycle specified in the Award Certificate (the “Performance Cycle”). Subject to the terms and conditions of the Mid-Term Plan and this Agreement, Participant will have the opportunity to earn from 0% to 200% of the targeted number of PRSUs (the “Target PRSUs”) for the Performance Cycle. The number of Target PRSUs shall be number set forth on the Award Certificate plus additional PRSUs resulting from Dividend Equivalents and adjustments, as specified in Section 3(c).
2.	Incorporation of Plans by Reference; Certain Restrictions.
          (a) PRSUs which may be earned by the Participant represent Stock Units under the Company’s Mid-Term Plan and 1996 Stock Compensation Plan, as amended (the “1996 Plan”), copies of which have been made available to Participant. All of the terms, conditions, and other provisions of the Mid-Term Plan and the 1996 Plan (together, the “Plans”) are hereby incorporated by reference into this document. Capitalized terms used in this document but not defined herein shall have the same meanings as in the Mid-Term Plan. If there is any conflict between the provisions of this document and the provisions of the Plans, the provisions of the Plans shall govern.
          (b) Until PRSUs have become earned in accordance with Section 4, PRSUs shall be subject to a risk of forfeiture as provided in the Plans and this document. Until such time as the PRSUs have become settled by delivery of shares in accordance with Section 6, PRSUs will be nontransferable, as provided in the Plans and Section 3(d). Participant is subject to the VF Code of Business Conduct and related policies on insider trading restricting Participant’s ability to sell shares of the Company’s Common Stock received in settlement of PRSUs, which may include “blackout” periods during which Participant may not engage in such sales.
3.	General Terms of PRSUs.
          (a) Each PRSU represents a conditional right of the Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company’s Common Stock, at the times specified hereunder and subject to the terms and conditions of the Mid-Term Plan and this document.
          (b) Not later than March 15 following the end of a given Performance Cycle, the Committee will make a final determination of the extent to which the performance goals for that Performance Cycle were achieved and the number of PRSUs earned for that Performance Cycle. The date at which the Committee makes such final determination will be the “Determination Date” for such Performance Cycle.
          (c) An account will be maintained for Participant for purposes of the Mid-Term Plan, to which the initial number of Target PRSUs for each Performance Cycle shall be credited. Dividend Equivalents will be credited on the Target PRSUs in accordance with Section 7(b) of the Mid-Term Plan. The Committee may vary the manner and terms of crediting Dividend Equivalents during the Performance Cycle, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant. The number of Target PRSUs and the terms of PRSUs will be subject to adjustment upon the occurrence of certain extraordinary corporate events specified in Section 7(b) of the Mid-Term Plan and otherwise in accordance with Section 6(b) of the Mid-Term Plan, such adjustments to be made by the Committee in order to prevent dilution or enlargement of Participant’s opportunity to earn incentive compensation under this Agreement. Thus, the percentage of Target PRSUs earned under Section 4 will include the additional PRSUs resulting from the crediting of Dividend Equivalents.
          (d) PRSUs are non-transferable to the extent specified in Section 9(h) of the Mid-Term Plan.
4.	Earning of PRSUs.
          (a) PRSUs for the Performance Cycle will be earned in accordance with Sections 6(a) and 6(c) of the Mid-Term Plan as follows:
               (i) If Participant has been designated a “Covered Employee” for the Performance Cycle, a required condition in order for Participant to earn PRSUs for the Performance Cycle will be that the “Pre-Set Goal” has been achieved (in addition to achievement of the Challenge Goal, as specified below). The Pre-Set Goal will be achieved if the Company’s aggregate earnings per share (diluted) for the three fiscal years in the Performance Cycle, excluding the effects of extraordinary and non-recurring items and changes in accounting principles, shall be positive. For purposes of compliance with requirements of Code Section 162(m), so that PRSUs earned by Participant shall qualify as performance-based compensation, the achievement of the Pre-Set Goal shall be a condition that qualifies Participant to earn the maximum number of PRSUs, with any reduction from such maximum based on the level of achievement of the Challenge Goal or as a result of any exercise of the discretion of the Committee to constitute an exercise of negative discretion for purposes of Section 162(m).
               (ii) If Participant has not been designated a “Covered Employee” for the Performance Cycle, the applicable performance goal for Participant shall be the Challenge Goal specified below.
               (iii) The Challenge Goal set forth herein must be achieved at the levels specified herein in order for PRSUs to be earned for the Performance Cycle. The Challenge Goal shall be the average, over the three fiscal years in the Performance Cycle, of the levels of achievement of the Executive Incentive Compensation Plan (the “EIC Plan”) goal set by the Committee for each of the fiscal years in the Performance Cycle. For this purpose, the designation of target performance, which shall result in the earning of the Target PRSUs, and threshold and maximum performance, shall be the average of the target, threshold and maximum levels, respectively, specified by the Committee under the EIC Plan for the three fiscal years in the Performance Cycle. Performance and the percentage of Target PRSUs earned will be interpolated, if the performance achieved is between threshold and target or between target and maximum. The Committee retains complete discretion in setting the EIC Plan goals and related terms which are incorporated into this Challenge Goal; the setting of such EIC Plan goals and related terms may occur at any time during the Performance Cycle (subject to applicable provisions of the EIC Plan). In addition, if in the second or third year of the Performance Cycle the EIC Plan performance objective is based on business criteria different from those used in the prior year, or otherwise departs from the format that corresponds to the Plans and this Agreement, the Committee may specify a different Challenge Goal.
          (b) At the Determination Date, at which time the Committee will have determined whether and the extent to which the Performance Goals specified in this Section 4 have been achieved and made other determinations authorized hereunder, any PRSUs that are determined to have not been earned shall cease to be earnable and shall be cancelled.

5.	Effect of Termination of Employment.
          Upon Participant’s Termination of Employment prior to the end of a given Performance Cycle, the Participant’s unearned PRSUs relating to that Performance Cycle shall cease to be earnable and shall be cancelled, except to the extent provided in Section 8 of the Mid-Term Plan (which provides for settlement of a specified portion of the PRSUs in certain cases of death, disability, Retirement, termination by the Company not for Cause, and certain other circumstances, including certain terminations following a Change in Control).
6.	Settlement of PRSUs.
          (a) PRSUs that are earned will be settled by delivery of one share of Common Stock for each PRSU. Such settlement will occur as of the Determination Date, with delivery of shares to take place as promptly as practicable thereafter (and in no event more than 60 days thereafter), in accordance with Section 9 of the Mid-Term Plan. Participant may not elect to defer receipt of Common Stock issuable in settlement of PRSUs.
          (b) Whenever Common Stock is to be delivered hereunder, the Company shall deliver to the Participant or the Participant’s Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of the Participant, the Beneficiary, or in such other form of registration as instructed by the Participant, except that the Committee may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by the Participant and by the Company with all applicable federal and state securities and other laws and regulations.
7.	Tax Withholding.
          In furtherance of the tax withholding obligations imposed under Section 9(g) of the Mid-Term Plan, the Company shall withhold from the shares deliverable in settlement of PRSUs the number of shares having an aggregate Fair Market Value equal to the mandatory Federal and state withholding requirements, including FICA, but rounded down to the nearest whole share, unless Participant has made other arrangements approved by the Human Resources Department in advance of settlement to make payment of such withholding amounts.
8.	Binding Effect; Integration.
          The terms and conditions set forth in this document shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate, this document, and the Mid-Term Plan constitutes the entire agreement between the parties with respect to the PRSUs and supersedes any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this document which may impose any additional obligation upon the Company or materially impair the rights of the Participant with respect to the PRSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant’s rights are materially impaired thereby, by Participant.
9.	PRSUs subject to Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results.
          The PRSUs subject to this Award Certificate are subject to the Company’s Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Award Certificate. Such Policy imposes conditions that may result in forfeiture of such PRSUs or the proceeds to you resulting from such PRSUs (a so-called “clawback”) in certain circumstances if the Company’s financial statements are required to be restated as a result of misconduct.

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